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------
FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
|Callaghan        Dennis              J.     |     Boca Resorts, Inc. "RST"                 |   Issuer (Check all applicable)      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     the Month/Year |  [ ] Officer       [ ] Other         |
|                                            |    Person, if an Entity |                    |                                      |
|                                            |    (Voluntary)          |    12/01           |      (Give Title Below)              |
|                                            |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|     450 East Las Olas Boulevard            |                         |                    |   [X] Form Filed by One              |
|                                            |                         |      N/A           |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
| Fort Lauderdale    Florida         33301   |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction   |3. Transac-   | 4. Securities Acquired (A)  | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date          |   tion Code  |    or Disposed of (D)       |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/   |   (Instr. 8) |                             |    cially Owned at |   Form:     |   direct |
|                     |   Year)         |              |                             |    End of Month    |   Direct    |   Benefi-|
|                     |                 |              |   (Instr. 3, 4 and 5)       |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                 |--------------|-----------------------------|                    |   Indirect  |   Owner- |
|                     |                 | Code  |  V   |   Amount  | (A) or|  Price  |                    |   (I)       |   ship   |
|                     |                 |       |      |           | (D)   |         |                    |   (Instr. 4)|   (Instr.|
|                     |                 |       |      |           |       |         |                    |             |   4)     |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
| Class A Common Stock| 12/14/01        |  C    |      | 88,125(1) |   A   |$10.91(2)|     182,912        |     D       |  N/A     |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
|---------------------|-----------------|-------|------|-----------|-------|---------|--------------------|-------------|----------|
|                     |                 |       |      |           |       |         |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------


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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   of Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A) |  (D)    | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Exchange              |              |          |     |    |      |         |        |        |Class A |           |             |
| Rights                | $10.91/sh(2) | 12/14/01 |  C  |    |      |88,125(1)|        |        |Common  | 88,125/sh |             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $26.38/sh    | (3)      |     |    |      |         | (3)    |7/9/07  |Common  | 250,000/sh|             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $17.25/sh    | (4)      |     |    |      |         | (4)    |1/2/08  |Common  | 40,000/sh |             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $9.31/sh     | (5)      |     |    |      |         | (5)    |1/4/09  |Common  |  40,000/sh|             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $9.75/sh     | (6)      |     |    |      |         | (6)    |1/03/10 |Common  |  40,000/sh|             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $13.69/sh    | (7)      |     |    |      |         | (7)    |11/02/10|Common  |  40,000/sh|             |
|-----------------------|--------------|----------|-----|----|------|-------- |--------|--------|--------|-----------|-------------|
| Stock                 |              |          |     |    |      |         |        |        |Class A |           |             |
| Options               | $9.32/sh     | (8)      |     |    |      |         | (8)    |11/5/11 |Common  |  10,000/sh|             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|        0            |           N/A                 |       N/A            |
|---------------------|-------------------------------|----------------------|
|  250,000 sh         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|   40,000 sh         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|   40,000 sh         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|   40,000 sh         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|   40,000 sh         |            D                  |       N/A            |
|---------------------|-------------------------------|----------------------|
|   10,000 sh         |            D                  |       N/A            |
------------------------------------------------------------------------------
Explanation of Responses:

(1) Mr. Callaghan exercised 88,125 exchange rights for 88,125 shares of common stock at a deemed exercise price of $10.91 per share.
(2) On December 14, 2001, Mr. Callaghan exercised exchange rights to acquire
    88,125 shares of common stock. The closing price for the common stock on the date of the exchange was $10.91 per share.
(3) The options were granted on July 9, 1997 and vest in four equal annual installments beginning on July 9, 1998.
(4) The options were granted on January 2, 1998 and vest in four equal annual installments beginning on January 2, 1999.
(5) The options were granted on January 4, 1999 and vest in four equal annual installments beginning on January 4, 2000.
(6) The options were granted on January 3, 2000 and vest in four equal annual installments beginning on January 3, 2001.
(7) The options were granted on November 2, 2000 and vest in four equal annual installments beginning on November 2, 2001.
(8) The options were granted on November 5, 2001 and vest in four equal annual installments beginning on November 5, 2002.
                                                                                      /s/ Dennis J. Callaghan            1/10/2002
                                                                                      --------------------------------   ----------
                                                                                      Dennis J. Callaghan                Date

** Intentional misslatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
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